Exhibit 4.03

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

MercadoLibre, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

In this Exhibit 4.03, when we refer to “MercadoLibre, Inc.” the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean MercadoLibre, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our certificate of incorporation and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.03 is a part. We encourage you to read our charter and bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.

Authorized Shares

Pursuant to our certificate of incorporation, we have the authority to issue 110,000,000 shares of common stock, par value $0.001 per share.

Dividend Rights

Subject to any preferential rights of any series of preferred stock, holders of our common stock are entitled to receive dividends ratably, if as and when dividends are declared from time to time by our board of directors (the “Board of Directors”) out of funds legally available for that purpose. The Board of Directors may, in its sole discretion, increase or decrease the amount of the quarterly dividend per share, change the frequency with which the dividend is paid or eliminate or reinstate the dividend.

As of January 1, 2018, our Board of Directors declared the suspension of the payment of dividends to shareholders and we currently do not pay a quarterly dividend on shares of our common stock. All dividends are declared at the discretion of our Board of Directors and depend on our earnings, our financial condition and other factors as our Board of Directors, in its sole discretion, may deem relevant from time to time.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except as otherwise required by law, as provided with respect to any series of preferred stock, or for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case any shares of stock above such 20% do not have voting rights. The holders of common stock do not have cumulative voting rights in the election of directors.

Preemptive or similar rights

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Conversion rights

Our common stock has no conversion rights.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. We have 100,000 shares of Series A Preferred Stock, par value $0.001 per share, outstanding.

Anti-takeover effects of the Delaware general corporation law and our amended and restated certificate of incorporation and by-laws

Our amended and restated certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the Board of Directors, including:

Advance notice procedures. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No cumulative voting.  The General Corporation Law of the State of Delaware, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation expressly provides that no stockholder shall be entitled to cumulate votes in the election of directors.

Voting limitations. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case our Board of Directors may declare that any shares of stock above such 20% do not have voting rights.

No stockholder action by written consent. The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent.

Business combinations under Delaware law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless certain conditions are met.

Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Ability to adopt a stockholder rights plan. Our amended and restated certificate of incorporation provides our Board of Directors the authority to adopt a stockholder rights plan, which, if adopted, could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Classified board of directors. Our Board of Directors is classified in three classes, with each class elected every year for a term of three years. This would delay the ability of a majority stockholder to gain majority representation in our Board of Directors.

Removal of directors. Our stockholders may not remove directors other than for cause, which consists of a declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or declaration of liability by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s fiduciary duties. If cause exists, a vote of two-thirds of our stockholders is required for such director’s removal.

Amendment to our amended and restated certificate of incorporation and by-laws. Our amended and restated certificate of incorporation and by-laws provide that the anti-takeover provisions therein can only be amended or repealed with a vote of two-thirds of our stockholders. This would make any majority stockholder that does not have a two-thirds majority unable to amend any takeover protections in our amended and restated certificate of incorporation or by-laws and therefore preclude such stockholder from exercising control over our management.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.